UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 7, 2021

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York		14624
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(585) 352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value	TRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2021, Transcat, Inc. (the “Company”) entered into the Second Amended and Restated Credit Facility Agreement (the “Second Agreement”) with Manufacturers and Traders Trust Company (“M&T”), that amended and restated in its entirety the Company’s Amended and Restated Credit Facility Agreement dated as of October 30, 2017, as amended by Amended and Restated Credit Facility Agreement Amendment 1 dated December 10, 2018 and Amended and Restated Credit Facility Agreement Amendment 2 dated May 18, 2020 (as amended, the “First Agreement”).

The Second Agreement increased the Revolving Credit Commitment from $40.0 million to $80.0 million, with a Letter of Credit subfacility increased from $2.0 million to $10.0 million, and extended the term of the Revolving Credit Commitment to June 2026. The Second Agreement amended the definition of Applicable Margin (formerly Applicable Rate under the First Agreement), which is based upon the Company’s then current Leverage Ratio and is used to determine interest charges on outstanding and unused borrowings under the Revolving Credit Facility; the amendments reduced the Applicable Margins payable at the two highest Leverage Ratio levels. The Second Agreement also amended the definition of Permitted Acquisitions, that is, Acquisitions which are permitted under, and may be financed with proceeds of, the Revolving Credit Facility, including increasing the aggregate purchase price for Acquisitions consummated in any fiscal year from $1.0 million to $65 million during the current fiscal year and $50 million during any subsequent fiscal year, and adding an aggregate purchase price of $40.0 million for Acquisitions consummated at any time during the term of the Second Agreement related to businesses with a principal place of business located in the United Kingdom or the European Union.

In addition, the Second Agreement provides that, assuming no event of default, Restricted Payments up to $25.0 million (increased from $10.0 million in the First Agreement) in the aggregate and $10.0 million (increased from $3.0 million in the First Agreement) in any single fiscal year may be used by the Company to repurchase its shares and pay dividends. The Second Agreement modified the Leverage Ratio and Fixed Charge Coverage Ratio covenants with which the Company is required to comply. The Second Agreement also reduced the LIBOR floor from 1% to 0.25% and included a mechanism for adoption of a different benchmark rate in the event LIBOR is discontinued. Pursuant to the Second Agreement, the fixed interest rate on Term Loan B was reduced from 4.14% to 3.90%.

Terms used herein and otherwise not defined have the meanings given them in the Second Agreement. The foregoing summary of the Second Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Second Amended and Restated Credit Facility Agreement, dated July 7, 2021, by and between Transcat, Inc. and Manufacturers and Traders Trust Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: July 12, 2021	By:	/s/ James M. Jenkins
James M. Jenkins
General Counsel and VP of Corporate Development